Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces First Quarter 2024 Results
Highlights
•First quarter 2024 net income of $48.6 million, or $0.40 per diluted share
•Quarterly adjusted EBITDA of $242.1 million
•Share repurchases of $105.4 million in first quarter 2024
Clayton, MO, April 25, 2024 – Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2024. First quarter 2024 reported net income was $48.6 million, or $0.40 per diluted share, which compares to first quarter 2023 reported net income of $156.3 million, or $1.16 per diluted share. First quarter 2024 adjusted EBITDA of $242.1 million excludes depreciation and amortization expense of $129.7 million and restructuring charges of $8.3 million. First quarter 2023 adjusted EBITDA was $434.1 million. Sales in the first quarter 2024 were $1,635.3 million, compared to $1,844.3 million in the first quarter 2023.
Ken Lane, President and Chief Executive Officer, said, “All first quarter 2024 business segment results improved sequentially from fourth quarter 2023, which begins Olin’s recovery from trough-level earnings. During the quarter, the Olin team delivered on our commitment to accelerate a favorable inflection point for our Chlor Alkali Products and Vinyls business. We expect this momentum to continue with second quarter 2024 results, as demand and pricing continue to improve. We expect our Chemical businesses to be sequentially higher than first quarter 2024 levels and our Winchester business to be in line with first quarter results, as a less favorable mix and higher raw material costs offset stronger military volumes. Overall, we anticipate Olin’s second quarter 2024 adjusted EBITDA to improve from first quarter 2024 levels. Based on our current outlook for the pace of demand and pricing improvement for our Chemical businesses, we currently believe Olin’s full year 2024 adjusted EBITDA to be similar to or slightly higher than 2023 levels.”
Commenting on his recent appointment as President and CEO, Lane continued “I am excited about building upon Olin’s strong foundation and confident in our ability to sustain strong earnings and cash flow performance.

As such, we will continue our disciplined capital allocation strategy, while committing to maintain an investment-grade balance sheet. We remain committed to our approach to preserve electrochemical unit (“ECU”) values and will continue to align our operating rates and product purchases to match the weaker side of the ECU, while refraining from selling incremental volume into poor-quality markets.”
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the first quarter 2024 were $884.6 million, compared to $1,117.1 million in the first quarter 2023. The decrease in Chlor Alkali Products and Vinyls sales was primarily due to lower pricing and volumes. First quarter 2024 segment earnings were $76.6 million, compared to $245.9 million in the first quarter 2023. The $169.3 million decrease in segment earnings was primarily due to lower pricing, primarily caustic soda, and lower volumes, partially offset by decreased costs associated with products purchased from other parties. Chlor Alkali Products and Vinyls first quarter 2024 results included depreciation and amortization expense of $106.8 million compared to $114.4 million in the first quarter 2023.
EPOXY
Epoxy sales for the first quarter 2024 were $341.3 million, compared to $360.7 million in the first quarter 2023. The decrease in Epoxy sales was primarily due to lower product pricing partially offset by improved volumes. First quarter 2024 segment loss was ($11.8) million, compared to segment earnings of $21.4 million in the first quarter 2023. The $33.2 million decrease in Epoxy segment earnings was primarily due to lower pricing, partially offset by increased volumes and lower raw material and operating costs. Epoxy first quarter 2024 results included depreciation and amortization expense of $13.5 million compared to $14.5 million in the first quarter 2023.
WINCHESTER
In fourth quarter 2023, we completed the acquisition of the White Flyer business, which was included in our Winchester segment. White Flyer designs, manufactures and sells recreational trap, skeet, international and sporting clay targets. Winchester sales for the first quarter 2024 were $409.4 million, compared to $366.5 million in the first quarter 2023. The increase in Winchester sales was primarily due to higher commercial ammunition shipments, higher domestic and international military sales, and White Flyer sales. First quarter 2024 segment earnings were $72.2 million, compared to $61.0 million in the first quarter 2023. The $11.2 million increase in segment earnings was primarily due to higher commercial ammunition shipments and White

Flyers’ earnings, partially offset by lower commercial ammunition pricing. Winchester first quarter 2024 results included depreciation and amortization expense of $7.9 million compared to $6.2 million in the first quarter 2023.
CORPORATE AND OTHER COSTS
Other corporate and unallocated costs in first quarter of 2024 decreased $8.5 million compared to first quarter 2023 primarily due to lower incentive costs, and a favorable foreign currency impact.
LIQUIDITY AND SHARE REPURCHASES
The cash balance on March 31, 2024, was $150.9 million. Olin ended the first quarter 2024 with net debt of approximately $2.6 billion and a net debt to adjusted EBITDA ratio of 2.3 times. During first quarter 2024, net debt increased by $115.0 million, primarily due to typical seasonal working capital. The increase in working capital was $89.0 million in first quarter 2024. On March 31, 2024, Olin had approximately $1.2 billion of available liquidity.
During first quarter 2024, approximately 2.0 million shares of common stock were repurchased at a cost of $105.4 million. On March 31, 2024, Olin had approximately $0.9 billion available under its share repurchase authorization.
CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss first quarter 2024 financial results at 9:00 a.m. Eastern time on Friday, April 26, 2024. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the first quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.
Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2023, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•our indebtedness and debt service obligations;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;
Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2024-06

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2024	2023
Sales	$1,635.3	$1,844.3
Operating Expenses:
Cost of Goods Sold	1,428.0	1,441.7
Selling and Administrative	101.9	111.8
Restructuring Charges(b)	8.3	60.9
Other Operating Income	0.2	0.5
Operating Income	97.3	230.4
Interest Expense	44.6	42.4
Interest Income	0.8	1.1
Non-operating Pension Income	6.8	5.7
Income before Taxes	60.3	194.8
Income Tax Provision	12.5	40.8
Net Income	47.8	154.0
Net Loss Attributable to Noncontrolling Interests	(0.8)	(2.3)
Net Income Attributable to Olin Corporation	$48.6	$156.3
Net Income Attributable to Olin Corporation Per Common Share:
Basic	$0.41	$1.19
Diluted	$0.40	$1.16
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	119.9	131.0
Average Common Shares Outstanding - Diluted	121.9	134.4

(a)Unaudited.
(b)Restructuring charges for the three months ended March 31, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model of which $12.8 million were non-cash impairment charges for equipment and facilities.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2024	2023
Sales:
Chlor Alkali Products and Vinyls	$884.6	$1,117.1
Epoxy	341.3	360.7
Winchester	409.4	366.5
Total Sales	$1,635.3	$1,844.3
Income before Taxes:
Chlor Alkali Products and Vinyls	$76.6	$245.9
Epoxy	(11.8)	21.4
Winchester	72.2	61.0
Corporate/Other:
Environmental Expense	(5.8)	(3.2)
Other Corporate and Unallocated Costs	(25.8)	(34.3)
Restructuring Charges(b)	(8.3)	(60.9)
Other Operating Income	0.2	0.5
Interest Expense	(44.6)	(42.4)
Interest Income	0.8	1.1
Non-operating Pension Income	6.8	5.7
Income before Taxes	$60.3	$194.8

(a)Unaudited.
(b)Restructuring charges for the three months ended March 31, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model of which $12.8 million were non-cash impairment charges for equipment and facilities.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2024	2023	2023
Assets:
Cash and Cash Equivalents	$150.9	$170.3	$176.0
Accounts Receivable, Net	907.4	874.7	932.1
Income Taxes Receivable	15.4	15.3	29.7
Inventories, Net	823.9	858.8	1,089.9
Other Current Assets	54.2	54.1	70.5
Total Current Assets	1,951.8	1,973.2	2,298.2
Property, Plant and Equipment (Less Accumulated Depreciation of $4,917.5, $4,826.3 and $4,536.5)	2,451.5	2,519.6	2,606.7
Operating Lease Assets, Net	334.9	344.7	346.8
Deferred Income Taxes	90.7	87.4	67.3
Other Assets	1,123.5	1,118.5	1,104.7
Intangibles, Net	235.6	245.8	264.8
Goodwill	1,423.3	1,424.0	1,420.9
Total Assets	$7,611.3	$7,713.2	$8,109.4
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$80.9	$78.8	$9.6
Accounts Payable	763.7	775.4	817.1
Income Taxes Payable	161.7	154.7	109.1
Current Operating Lease Liabilities	68.2	69.3	72.1
Accrued Liabilities	341.6	450.0	427.2
Total Current Liabilities	1,416.1	1,528.2	1,435.1
Long-term Debt	2,684.8	2,591.3	2,764.6
Operating Lease Liabilities	274.1	283.1	282.8
Accrued Pension Liability	211.4	225.8	230.4
Deferred Income Taxes	470.0	476.2	505.0
Other Liabilities	347.8	340.3	356.9
Total Liabilities	5,404.2	5,444.9	5,574.8
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 119.4, 120.2 and 129.3 Shares	119.4	120.2	129.3
Additional Paid-in Capital	—	24.8	491.6
Accumulated Other Comprehensive Loss	(489.7)	(496.3)	(482.7)
Retained Earnings	2,542.3	2,583.7	2,354.6
Olin Corporation’s Shareholders’ Equity	2,172.0	2,232.4	2,492.8
Noncontrolling Interests	35.1	35.9	41.8
Total Equity	2,207.1	2,268.3	2,534.6
Total Liabilities and Equity	$7,611.3	$7,713.2	$8,109.4

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2024	2023
Operating Activities:
Net Income	$47.8	$154.0
Stock-based Compensation	4.4	3.7
Depreciation and Amortization	129.7	137.1
Deferred Income Taxes	(13.9)	(11.0)
Write-off of Equipment and Facility included in Restructuring Charges	—	12.8
Qualified Pension Plan Contributions	(0.3)	(0.8)
Qualified Pension Plan Income	(6.0)	(5.1)
Changes in:
Receivables	(37.5)	(4.5)
Income Taxes Receivable/Payable	9.6	(11.9)
Inventories	31.2	(146.0)
Other Current Assets	3.6	(15.9)
Accounts Payable and Accrued Liabilities	(95.9)	(66.1)
Other Assets	(0.7)	(10.5)
Other Noncurrent Liabilities	5.7	6.0
Other Operating Activities	3.3	(4.3)
Net Operating Activities	81.0	37.5
Investing Activities:
Capital Expenditures	(44.3)	(61.4)
Payments under Other Long-term Supply Contracts	(28.5)	(9.3)
Other Investing Activities	(1.9)	(0.4)
Net Investing Activities	(74.7)	(71.1)
Financing Activities:
Long-term Debt Borrowings, Net	94.7	192.6
Common Stock Repurchased and Retired	(105.4)	(206.1)
Stock Options Exercised	19.8	11.2
Employee Taxes Paid for Share-based Payment Arrangements	(10.5)	—
Dividends Paid	(23.9)	(26.2)
Contributions Received from Noncontrolling Interests	—	44.1
Net Financing Activities	(25.3)	15.6
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.4)	—
Net Decrease in Cash and Cash Equivalents	(19.4)	(18.0)
Cash and Cash Equivalents, Beginning of Year	170.3	194.0
Cash and Cash Equivalents, End of Period	$150.9	$176.0

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended March 31,
(In millions)	2024	2023
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$47.8	$154.0
Add Back:
Interest Expense	44.6	42.4
Interest Income	(0.8)	(1.1)
Income Tax Provision	12.5	40.8
Depreciation and Amortization	129.7	137.1
EBITDA	233.8	373.2
Add Back:
Restructuring Charges	8.3	60.9
Adjusted EBITDA	$242.1	$434.1

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	March 31,	December 31,	March 31,
(In millions)	2024	2023	2023
Current Installments of Long-term Debt	$80.9	$78.8	$9.6
Long-term Debt	2,684.8	2,591.3	2,764.6
Total Debt	2,765.7	2,670.1	2,774.2
Less: Cash and Cash Equivalents	(150.9)	(170.3)	(176.0)
Net Debt	$2,614.8	$2,499.8	$2,598.2

Trailing Twelve Months Adjusted EBITDA(b)	$1,118.1	$1,310.1	$2,151.0

Net Debt to Adjusted EBITDA	2.3	1.9	1.2

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of March 31, 2024 is calculated as the three months ended March 31, 2024 plus the year ended December 31, 2023 less the three months ended March 31, 2023. Trailing Twelve Months Adjusted EBITDA as of March 31, 2023 is calculated as the three months ended March 31, 2023 plus the year ended December 31, 2022 less the three months ended March 31, 2022.